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                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in this Registration Statement on Form S-1 of our reports dated March 6, 2000, except as to Note 18 which is as of March 13, 2000, relating to the financial statements and financial statement schedule of Krispy Kreme Doughnut Corporation and our report dated March 6, 2000, except as to Note 3 which is as of March 13, 2000, relating to the balance sheet of Krispy Kreme Doughnuts, Inc., which appear in such Registration Statement. We also consent to the references to us under the headings "Experts" and "Selected Financial Data" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP

Greensboro, North Carolina

March 13, 2000